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                                 MANAGEMENT AGREEMENT

AGREEMENT made this _ day of_____ 1997, by and between MedServ of Connecticut, Inc., a Connecticut corporation with offices at 1520 Highland Avenue, Cheshire, Connecticut 06410 (the "Manager") and Physicians Care for Connecticut, Inc., a Connecticut corporation with offices at 1520 Highland Avenue, Cheshire, Connecticut 06410 ("Physicians Care").

    WHEREAS, Physicians Care is organized under the laws of the State of Connecticut and is licensed to do business as a health maintenance organization ("HMO") and as a third party administrator that operates a preferred provider and point of service plan ("POS") in Connecticut, and may apply for similar licensure in other states;

    WHEREAS, Physicians Care desires to purchase management and administrative services to support its insurance business (the "Services");

    WHEREAS, Manager has the resources and experience to provide the Services and Manager desires to provide such Services to Physicians Care; and

    WHEREAS, the parties mutually desire to provide or arrange for the provision of quality and cost effective care to enrollees in Physicians Care's health plans and to develop and operate Physicians Care on a financially sound basis.

    NOW, THEREFORE, in consideration of the mutual promises herein stated and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

I.       AUTHORITY OF THE PARTIES

         1.1 Engagement of Manager. Physicians Care hereby engages Manager as its manager to operate Physicians Care in an efficient and cost-effective manner and in a manner that promotes quality health care. Manager hereby accepts the engagement.


         1.2 Duties of Manager. Physicians Care, acting through its Board of Directors in accordance with its Certificate of Incorporation and Bylaws, shall at all times exercise ultimate authority over the policies, assets and operations of Physicians Care and shall retain the ultimate authority and responsibility regarding the powers, duties and responsibilities vested in Physicians Care by law and regulation. Subject to the foregoing and all other terms of this Agreement, Physicians Care hereby grants and delegates to Manager the general authority to supervise and manage Physicians Care. Manager's specific responsibilities include, but are not necessarily limited to, those set forth in Section II herein.





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         1.3  Physicians Care Approvals.  If Physicians Care is required or permitted hereunder to take any action or give any approval, Manager shall be entitled to rely upon the statements of one or more representative(s) designated by resolutions adopted by Physicians Care's Board of Directors, to act on its behalf. If no representative(s) are so designated, all necessary actions shall be taken and approvals shall be given by the Board of Directors or its authorized designees of Physicians Care on a timely basis.

         1.4 Maintenance of Sound Operations. Physicians Care shall conduct its affairs in accordance with the provisions of any state and federal laws and regulations to which it is subject. Physicians Care shall honor all legitimate debts and obligations to its creditors.

II.      MANAGEMENT SERVICES


         2.1 General Responsibilities and Services. Manager shall perform all management, administrative and other services that are reasonably necessary for Physicians Care's financial stability, Physicians Care's competent and efficient operations, and implementation of Physicians Care's policies as established by Physicians Care's Board of Directors, including but not limited to those services set forth in the remainder of this Section
II. In addition, Manager shall provide Physicians Care all clerical services reasonably required. Manager shall use its best efforts to act in a prompt, competent and businesslike manner to perform its duties hereunder in good faith. Manager shall cause Physicians Care to retain, in Physicians Care's name and on Physicians Care's behalf and at Physicians Care's expense, such accounting, actuarial, legal, and other purchased services as Physicians Care shall reasonably require from time to time. Manager shall not be excused from its obligations to provide management services hereunder on behalf of Physicians Care except to the extent that Physicians Care refuses to expend funds, execute agreements, or otherwise acts in a manner that prevents Manager from performing its responsibilities under the Agreement.

         2.2 Application for License and Permits/Regulatory Requirements. Manager shall apply for and use its best efforts to obtain and maintain all licenses, certificates, registrations and permits required in connection with the management and operation of Physicians Care. Physicians Care shall cooperate with Manager in applying for, obtaining, and maintaining such licenses, certificates, registrations and permits. Manager shall notify Physicians Care of changes in regulatory requirements applicable to Physicians Care's business as soon as reasonably possible, which such notice shall state the actions which must be undertaken by Physicians Care to comply therewith.

         2.3 Subscriber Agreements. Manager shall, in the name of and on behalf of Physicians Care, negotiate and enter into agreements with employer groups or individuals as necessary and/or appropriate.

         2.4  Underwriting.   Manager shall be responsible for providing or
securing underwriting services necessary to establish the annual per capita revenue requirement for each

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product offered by Physicians Care and to complete any regulatory filing or to obtain regulatory approval for the marketing and establishment of premium for each product, including the rating and underwriting of accounts.

         2.5 Member Materials. Manager shall be responsible for preparing and revising, as appropriate, Physicians Care's member materials as necessary.

         2.6 Grievance Procedure. Manager shall be responsible for developing and implementing a written grievance and complaint procedure for Physicians Care's members.

         2.7 Provider Services and Records. Manager shall be responsible for providing Physicians Care with necessary services related to provider and enrollee services and records.

         2.8 Marketing and Advertising. Manager shall be responsible for developing and implementing a marketing plan for Physicians Care, including a comprehensive public relations and advertising program.

         2.9 Sales. Manager shall be responsible for selling Physicians Care's products whether directly or through a network of brokers and to document such sales through execution of Subscriber Agreements.

         2.10 Accounting and Financial Support. Manager shall be responsible for establishing and administering accounting procedures and controls, and systems for the preparation of appropriate financial reports for the efficient management and planning of Physicians Care's business operations, systems for the billing of accounts and the collection of accounts receivable, and systems to improve or expedite providers access to relevant enrollment, claims and clinical information. The foregoing shall include, but shall not be limited to:

              a. Manager shall be responsible for preparing and presenting to Physicians Care an annual operating and capital budget with appropriate membership, revenue, and detailed cost estimates by product line. Upon its adoption, the budget shall serve as a guide for the operation of Physicians Care during the year to which it is related. Final approval of a budget shall rest with Physicians Care.

              b. Manager shall cause to be delivered to Physicians Care certain financial statements and reports, including the following:

                 (i) Within forty-five (45) days after the close of each month, financial statements for the preceding month and the fiscal year to date (unaudited but consistent with generally accepted accounting principles ("GAAP")) containing a statement of income and expenses in reasonable detail, variances from budget by product line and in aggregate and such other financial reports as Physicians Care may reasonably request from time to time;

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                (ii) Within one hundred and fifty (150)
                     days after the close of a fiscal year, financial statements prepared in accordance with GAAP for the preceding fiscal year, which shall be audited by an independent certified public accounting firm chosen by Physicians Care with the approval of Manager at Physicians Care's expense, plus such other financial reports as Physicians Care may reasonably request from time to time;

               (iii) Within time frames prescribed by
                     regulatory authorities, financial statements and other such reports prepared in accordance with standards prescribed or permitted by such regulatory authorities;


                (iv) Monthly and year-to-date summary reports regarding the utilization and cost of health services and supplies;

                 (v) Marketing reports; and

                (vi) If specifically requested by the
                     Physicians Care's Board of Directors, report(s) evaluating and making recommendations regarding the performance by Manager of its obligations under this Agreement, which report(s) shall be prepared at Physicians Care's expense by a certified public accounting firm chosen by Physicians Care.

              c. Manager shall be responsible for developing and implementing accounting procedures appropriate to Physicians Care's operation.

              d. [Manager shall be responsible for preparing clinical reports to assist providers in the evaluation of practice patterns for the following categories: (i) by physician, (ii) by Member, (iii) by CPT-4 Code, (iv) by diagnosis codes or (v) in such other format as may be reasonably requested by Physicians Care.]

              e. Manager shall be responsible for preparing such other reports as Physicians Care shall reasonably request.

         2.11 Claims Analysis and Statistical Reporting. As reasonably required and requested by Physicians Care, Manager shall prepare and deliver to Physicians Care reports setting forth various information and statistics as to the claims filed with Physicians Care.

         2.12 Participating Providers and Credentialing.

              2.12.1 Manager shall, on behalf of Physicians Care, be responsible for preparation and implementation of contracts with hospitals and other Providers of health care services or organizations thereof with which or with whom Physicians Care contracts, to provide health care services to enrollees (such contracting Providers are sometimes collectively referred to herein as

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"Providers").  Managers shall cause all contracts between Providers and
Physicians Care to contain terms required by law and consistent with the Subscriber Agreements. Such contracts shall specify that Providers shall not, under any circumstances, seek payment for covered services provided to Physicians Care enrollees from such enrollees, except for co-payments, deductibles or coinsurance amounts specified in an enrollee's agreement with Physicians Care.

              2.12.2 Manager shall coordinate its activities with the credentialing program for Physicians Care.

         2.13 Quality Standards. Manager shall manage Physicians Care and shall cause other entities, including its subsidiaries and affiliates providing services to Physicians Care under this Agreement, to perform their responsibilities in a manner that enables Physicians Care to meet NCQA accreditation standards and such other accreditation standards as requested by Physicians Care's Board of Directors.

        [2.14 Quality Management and Utilization Management. Manager shall be responsible for development, recommendation and implementation of quality management, utilization review, and similar programs.]

         2.15 Management Information System. Manager shall be responsible for providing or arranging for the provision of, a management information system ("MIS") appropriate for the management of Physicians Care's operations.

         2.16 Planning and Product Development. Manager shall prepare business plans for the Board of Directors of Physicians Care as requested by the Board. Manager shall periodically survey the product design and benefits of competitors and shall make recommendations regarding modification of product design and introduction of new products.

         2.17 Deposit and Disbursement of Funds.

              2.17.1 Manager shall open and maintain bank accounts in Physicians Care's name in accordance with requirements of state and federal laws, shall deposit in such bank accounts all monies received arising from the operation of Physicians Care and shall make disbursements from such accounts on behalf of Physicians Care in such amounts and at such times as the same are required. Signatories and approvals as to amounts on all checks shall be in accordance with the duly adopted policies of Physicians Care's Board of Directors.

              2.17.2 Manager shall recommend to the Board of Directors reasonable and prudent investment guidelines that comply with applicable state and federal laws and shall have authority to invest any surplus funds on behalf of Physicians Care subject to guidelines approved by the Board of Directors of Physicians Care.

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         2.18 Legal Actions and Counsel.  Manager shall notify Physicians
Care immediately of any and all legal actions brought against Physicians Care. In addition, Manager shall provide the services of a General Counsel for Physicians Care as outlined in Section IV below.

         2.19 Reports. Manager shall be responsible for the preparation and provision of such reports as may be required by any regulatory agency having jurisdiction over the operations of Physicians Care including, but not limited to, those required by state governmental agencies, the Health Care Financing Administration and the Internal Revenue Service.

         2.20 Government Regulations. Manager shall use all reasonable efforts, within the scope of its authority and responsibilities hereunder, to ensure that Physicians Care complies with the requirements of any applicable state or federal statute, ordinance, law, rule, regulation, or order of any governmental or regulatory body having jurisdiction over Physicians Care, including any applicable requirements relating to federal qualification.

         2.21 Ancillary and Other Agreements. In Physicians Care's name and at Physicians Care's expense, Manager shall negotiate and cause Physicians Care to enter into such agreements as Manager may deem necessary or advisable in accordance with Physicians Care Board policy, for the furnishing of those goods and services necessary and appropriate for the maintenance and operation of Physicians Care which are Physicians Care's responsibility under this Agreement. Any such agreement which may involve a conflict of interest shall be disclosed to and be subject to the prior approval of Physicians Care's Board of Directors. Provided that such agreements are negotiated, entered into and administered at arm's length, Manager shall be permitted to enter into and perform such contracts with Physicians Care.

         2.22 Capital Expenditures. Manager shall review and make recommendations to Physicians Care concerning proposed capital expenditures.

         2.23 Cooperation. Manager agrees to cooperate with Physicians Care or any auditor, consultant, legal counsel, or other party engaged by Physicians Care relating to Physicians Care products subject to this Agreement. The Manager agrees to provide such parties at reasonable times and upon reasonable notice with full and complete access to all books, records, documents and other information relating to management activities performed on behalf of Physicians Care.

III.     SUPPORT SERVICES

         3.1 General Responsibilities and Services. Manager shall provide all clerical services reasonably required, including, but not limited to, claims processing, member enrollment, and premium billing for Physicians Care's HMO products. Manager shall use its best efforts to act in a prompt, competent and businesslike manner to perform its duties hereunder in good faith.

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         3.2  Member Enrollment.  Manager shall be responsible for
implementation and maintenance of such systems and procedures as directed by Physicians Care to enroll and disenroll new employer groups and individuals in a prompt manner, and to maintain a continuous record of enrollment. Such systems and procedures shall be installed and be operational no later than the earliest effective date of any Physicians Care Subscriber Agreement. Such system must permit Physician Care providers to confirm enrollee eligibility and products status electronically.

         3.3 Claims Processing and Administration. Manager shall be responsible for the development, implementation, and maintenance of such systems and procedures as may be reasonably directed by Physicians Care and as may be necessary for the appropriate review and timely payment or disapproval of all claims, with timing of such payments as directed by Physicians Care. [Such system shall use claim forms as approved by Physicians Care and shall capture all information on such forms in the Manager's data base. The system must also accommodate multiple payment rates for a single service for a single provider and be capable of instituting multiple withholds for a single provider based on primary care physician affiliation with a particular risk unit. Such systems and procedures shall be installed and operational no later than the earliest effective date of any Physicians Care Subscriber Agreement. Such system must provide electronic submission and payment of claims.]

         3.4 Referral Authorization. Manager shall be responsible for implementation and maintenance of such systems and procedures as directed by Physicians Care to monitor and record authorization by Physicians Care Primary Care Physicians for delivery of medical services to Physicians Care enrollees, with the capability of using such authorization, information to process and approve claims. Such system must permit Physicians Care providers to submit such referral information to Physicians Care electronically.

         3.5 Data Base Management. Manager shall be responsible for maintenance and management of a data base of Physicians Care's claims and enrollment information, which data base shall be the exclusive property of Physicians Care. Manager shall provide Physicians Care with access to such data base including reproduction on disks or electronic transmissions to Physicians Care of data as reasonably requested by Physicians Care.

         3.6 Premium Billing and Collection of Accounts. Manager shall be responsible for the development, implementation, and maintenance of billing and collection procedures appropriate to Physicians Care's operation.

         3.7 Deposit and Disbursement of Funds. Manager shall utilize bank accounts designated by Physicians Care, shall deposit in such bank accounts all monies received arising from premium billing on behalf of Physicians Care and shall make disbursements from such accounts on behalf of Physicians Care in such amounts and at such times as the same are required for payment of claims. Signatories and approvals as to amounts on all checks shall be in accordance with the duly adopted policies of Physicians Care's Board of Directors.

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IV.      PERSONNEL

         4.1 Appointment. Manager shall hire, appoint, and supervise the personnel specified below, and all other personnel reasonably necessary or appropriate to carry out its obligations under this Agreement, all of whom shall be employees or independent contractors of Manager. Such Manager personnel shall have the authority to act on behalf of Physicians Care within the scope of authority common to their positions in the industry, and the authority granted to Manager under this Agreement, provided that they shall at all times perform their duties in accordance with the Certificate of Incorporation and Bylaws of Physicians Care and subject to the overall policy direction established by Physicians Care's Board of Directors. The hiring, assignment and termination of such personnel shall be solely within the discretion of Manager.

         4.2 [Specific Personnel. Manager shall hire[, or cause Physicians Care to hire,] individuals to oversee the operations of Physicians Care and arrange for the performance of services required to be performed by Manager under this Agreement. Specifically, the parties agree that Manager shall provide qualified individuals to fill the following positions; among others:

         - Chief Executive Officer ("CEO"). The CEO shall be responsible to Physicians Care's Board of Directors for the overall administration, growth and performance of the Company.

         - Associate Chief Executive Officer. The Associate Chief Executive Officer shall assist the CEO in the discharge of his duties by consulting on policies, performance goals, facilities planning and general operations of the Company.

         -   Vice-President of Quality Management and
             Utilization Management. The Vice-President of Quality Management and Utilization Management will be responsible for monitoring quantitative inpatient hospitalization and outpatient ambulatory care experience and assuring that proper utilization management techniques are being used. The Vice-President of Quality Management and Utilization Management shall also be responsible for the management of statistical and qualitative information concerning patient outcomes and physician/hospital practice patterns in accordance with the Physicians Care's utilization standards.

         - General Counsel. The General Counsel shall concentrate on legal matters concerning procedures, entities, regulations, and laws relating to the practice and business of medicine. He shall also provide general legal services required of corporate counsel on such matters as review, negotiation, and drafting of contractual obligations, and addressing members' communications and questions.

         - Chief Financial Officer. The Chief Financial Officer shall be responsible for the Company's overall financial plans, policies, and accounting practices.

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         -   Chief Medical Officer. The Chief Medical Officer shall be
             responsible for overseeing the medical practices, medical service delivery and quality of care for Physicians Care's Members.

         - Director of MIS. The Director of MIS shall be responsible for the operation and maintenance of the in-house computer system and information services of the Company.

         - Vice President of Marketing and Sales. The Vice President of Marketing and Sales shall be responsible for the overall administration of marketing and sales activities.]

         4.3 Obligations Relating to Management Personnel. Physicians Care shall cooperate in good faith with the management personnel provided by Manager pursuant to this Agreement as may be reasonably necessary for such personnel to perform their duties.

         4.4 Coordination of Personnel. At the discretion of Physicians Care or Manager, provided that the requirements of Manager to operate Physicians Care can be adequately met, the personnel appointed pursuant to this Section may also serve another entity.

         4.5 Consultative Staff. Manager may, at its discretion, utilize the consultative services and support of the professional staff at its corporate offices and may engage the services of consultants or independent contractors other non-Manager personnel as may be necessary in carrying out Manager's obligations hereunder. Compensation and expenses of Manager's professional staff and all independent contractors providing services shall be the responsibility of Manager and Physicians Care's sole obligation shall be to pay the Management Fee to Manager and/or the direct costs as specified under
Section VI herein.

V.       PROPERTY AND EQUIPMENT

         5.1 Acquisition. Manager shall be responsible for purchasing, leasing, renting, or otherwise acquiring on behalf of Physicians Care such property, equipment and supplies for Physicians Care's office(s) as Manager determines to be reasonably necessary to provide the services set forth in this Agreement and as may be required to carry out Physicians Care's contractual obligations with providers, enrollees or groups, subject to any limitations or restrictions imposed by the Physicians Care Board of Directors. [Title to all such property shall be held by Physicians Care.]

         5.2 Repair and Maintenance. Manager shall be responsible for negotiating, contracting for and supervising such repair and maintenance of any property and equipment owned by Physicians Care as shall be necessary to maintain such property and equipment in good working order.

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         5.3  Utilities and Services. Manager shall be responsible for negotiating and entering into such administrative arrangements and agreements as it determines to be reasonably necessary or advisable for the furnishing of utilities, services, concessions and supplies for the maintenance and operation of Physicians Care, and as may be necessary for Manager to provide the services set forth in this Agreement.

VI.      INSURANCE

         6.1 Types of Insurance and Costs. Manager shall be responsible for purchasing and maintaining on behalf of Physicians Care, at Physicians Care's expense, the insurance policies set forth in Exhibit 6.1 in such amounts, with such companies, and on such terms and conditions upon which Manager and Physicians Care shall mutually agree.

         6.2 Manager's Insurance. Manager shall obtain and maintain throughout the term of this Agreement, at its sole expense, workers' compensation insurance and other appropriate insurance covering employees of Manager who are utilized in carrying out Manager's obligations under this Agreement and the other insurance policies set forth in Exhibit 6.2.

         6.3 Notification of Changes in Insurance Coverage. Both parties agree to provide the other with at least twenty (20) days prior notice of the cancellation, non-renewal or modification of any of the insurance policies set forth in either Exhibit 6.1 or Exhibit 6.2.

VII.     COMPENSATION OF MANAGER

        [7.1 Management Fee. Manager shall be entitled to the Management Fee set forth in Exhibit 7.1, payable in monthly installments on the first day of each month. Such Management Fee shall be reevaluated by the parties at least thirty (30) days before the end of each calendar year and may be adjusted accordingly for the next calendar year.]

         7.2 Responsibility for Costs. Physicians Care shall be responsible for reimbursement of Manager for costs incurred to start up operations in any service area, and for certain services directly attributable to Physicians Care's business and operations as set forth in Exhibit 7.2. Costs reimbursed to Manager under this section are payable monthly on the last day of each calendar month.

VIII.    RECORDS

         8.1 Ownership of Records. All information relating to the operation of Physicians Care, including but not limited to, all books of account, enrollment records, general administrative records, account and Provider files, patient records, and information generated under and/or contained in the MIS shall be and remain the sole property of Physicians Care. Manager shall not possess any interest, title, lien or right to any such data or records.

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         8.2  Confidentiality of Records.

              8.2.1 Manager shall use reasonable efforts to protect the confidentiality of the records of Physicians Care and shall to the extent of its authority and responsibility hereunder comply in all material respects with all applicable laws and regulations relating to the records of
Physicians Care.   In this connection, medical records and other privileged
enrollee information, and information subject to confidentiality agreements, will not be disclosed by Manager except (i) with the consent of the subscriber or the parties to the applicable confidentiality agreement, (ii) pursuant to a court order, (iii) as necessary for quality assurance and utilization review programs of Physicians Care, or (iv) when required by applicable law.

         8.3 Computer Programs. Physicians Care covenants and agrees that any and all computer programs and computer software developed or utilized by Manager in order to fulfill Manager's responsibilities specified herein shall remain the property of Manager, or shall be used by Manager pursuant to appropriate authorization, [and that Physicians Care shall not use such programs and software for any purpose other than the activities of Physicians Care without the express written consent of Manager;] provided, however, that if Physicians Care funds the development cost of any such program, whether in whole or in part, then such program shall be the property of Physicians Care and Manager shall have a license to use such program, which license shall automatically terminate upon termination of this Agreement for any reason.

         8.4  Proprietary Material.

              8.4.1 Physicians Care acknowledges that Manager, in providing services under this Agreement, will by necessity divulge to and provide Physicians Care with confidential proprietary plans, programs, formula, methods and other products and information ("Proprietary Material") relating to the business, services and activities of Manager in managing the business and operations of Physicians Care including Proprietary Material developed in the course of providing services hereunder. Physicians Care agrees that, during the term of this Agreement and thereafter, Physicians Care shall take reasonable steps to maintain the confidentiality of such Proprietary Material and agrees not to disclose such Proprietary Material to anyone other than Manager or other than is strictly necessary in the furtherance of Physicians Care's business and operations. This provision shall not apply to any information which is now in, or subsequently enters the public domain, provided that Physicians Care has not, in violation of this provision, disclosed or caused to be disclosed such information so as to make it enter the public domain. Proprietary Material shall be and remain the property of Manager.


         8.5 Audit of Records. Manager shall allow auditors designated by Physicians Care at Physicians Care's expense to audit all of Manager's books and records relating to Manager's expenses under this Agreement and to the fees paid to Manager under this Agreement so as to verify the accuracy of the aggregate amount of fees paid to Manager pursuant to Article VI.

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IX.      TERM OF AGREEMENT, TERMINATION

         9.1 Term. The initial term of this Agreement shall commence on ____________ ("Effective Date") and shall continue until _____________ (the "Initial Term") unless sooner terminated as provided herein. The Agreement shall thereafter be extended upon the same terms and conditions for a "Renewal Term" until terminated as provided herein. Notwithstanding the foregoing, the Management Fee shall be reevaluated for each calendar year in each Renewal Term pursuant to Section 6. 1.

         9.2  Termination.

              9.2.1 Termination during Renewal Term. This Agreement may be terminated by either party by delivering written notice of such termination to the other party upon [one (1) years prior written notice].

              9.2.2 Termination Upon Mutual Consent. This Agreement may be terminated at any time upon mutual consent of the parties.

               9.2.3 Bankruptcy Termination. Either party may terminate this agreement immediately upon the bankruptcy of the other party. As used in this Section 9.2.3, bankruptcy of a party hereto shall mean the filing of a petition commencing a voluntary case against it under the Bankruptcy Code; a general assignment by it for the benefit of creditors; its insolvency, its inability to pay its debts as they become due; the filing by it of any petition or answer in any proceeding seeking for itself or consenting to, any insolvency, receivership, or similar relief under any law or regulation.

         9.3 Termination for Breach or Default. If either party fails substantially to perform any of its material obligations hereunder (the "Defaulting Party"), the other party ( the "Non-defaulting Party") shall have the right to give the Defaulting Party a notice of default ("Notice of Default"). The Notice of Default shall set forth the nature of the obligation that the Defaulting Party has not performed. If, within the thirty (30) day period following the giving of the Notice of Default, the Defaulting Party in good faith commences to perform such obligation and cure such default and thereafter prosecutes to completion with diligence and continuity the curing thereof, it shall be deemed that the Notice of Default was not given and the Defaulting Party shall lose no rights hereunder. If within such thirty (30) day period the Defaulting Party does not commence in good faith the curing of such default or does not thereafter prosecute to completion with diligence and continuity the curing hereof, the Non-defaulting Party shall have the right to terminate this Agreement at the end of that thirty (30) day period. The right to terminate this Agreement shall be in addition to any other remedy available to the Non-defaulting Party, on account of any such breach or default. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof

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         9.4  Termination for Suspension or Revocation of Licensed Party.
Manager shall have the right to terminate this Agreement upon written notice to Physicians Care if Physicians Care's Certificates of Authority to operate Physicians Care are suspended or revoked or not renewed, except that in the event that the loss of the Certificates is due to the actions of Manager, Manager with the full cooperation of Physicians Care shall assume responsibility for remedying the event which gave rise to the suspension, revocation, or nonrenewal.

         9.5 Cooperation Following Termination. Beginning on the date of receipt of notice of termination for any reason by either party to this Agreement, Manager shall upon written request of Physicians Care, continue to provide services, equipment and supplies to Physicians Care in accordance with this Agreement for a reasonable period of time, sufficient to enable Physicians Care to engage another manager. During such period Manager shall be entitled to payment in accordance with this Agreement.

[X.      INDEMNIFICATION]

         10.1 Indemnification of Manager. Physicians Care shall indemnify and hold harmless Manager from and against any and all damages, liabilities, actions, suits, proceedings, claims, demands, losses, costs and expenses (including reasonable attorneys' fees) that shall or may arise out of or in connection with certain acts or omissions by Physicians Care to the extent not covered by insurance.

         10.2 Indemnification of Physicians Care. Manager shall indemnify and hold harmless Physicians Care from and against any and all damages, liabilities, actions, suits, proceedings, claims, demands, losses, costs and expenses (including reasonable attorneys' fees) that shall or may arise out of or in connection with certain acts or omissions by Manager except where Manager carries out in good faith the directives or policies of Physicians Care's Board of Directors without negligence or willful misconduct, to the extent not covered by insurance.

XI.      GENERAL PROVISIONS

         11.1 Assignment and Subcontracting. This Agreement shall be binding upon and inure to the benefit of each of the parties' respective successors and assigns, provided that such successor and/or assign is capable of fulfilling and assumes the duties set forth in this Agreement, and the parties hereto remain primarily liable for performance hereunder. Manager shall be permitted, in its sole discretion, to fulfill or perform any of its obligations under this Agreement by or through contracts or subcontracts with third parties therefor at the sole expense of Manager; provided, however, that Manager shall remain fully liable and responsible for the performance of its duties and obligations under this Agreement. Except as set forth in this
Section 10.1 neither party shall in any manner inconsistent with this Agreement, assign, subcontract or otherwise delegate its rights and responsibilities under this Agreement unless the other party shall so consent by prior written consent, which consent shall not be unreasonably withheld.

         11.2 Nonassumption of Liabilities. Manager shall not by entering into and performing this Agreement, be or become liable for any of the existing or future obligations, liabilities or debts of Physicians Care, and Physicians Care shall not assume or become liable for any of the existing or future obligations, liabilities or debts of Manager.

         11.3 Impossibility of Performance. Neither Manager nor Physicians Care shall be deemed to be in default of this Agreement if prevented from performing any obligation hereunder for any reasons beyond its control, including without limitation governmental laws and regulations, acts of God or the public, flood or storm or strikes. In such case, the parties shall negotiate in good faith with the goal or intent of preserving this Agreement and the respective rights and obligations of the parties.

         11.4 Interpretation. The validity, enforceability and interpretation of any provision of this Agreement determined and governed by the laws of the State of Connecticut. The invalidity or enforceability of any terms or provisions hereof shall not unless, otherwise specified herein, affect the validity or enforceability of any other term or provision of this Agreement unless the term or provision is material and its invalidity or unenforceability results in a substantial economic detriment to Physicians Care or Manager.

        11.5 Independent Contractors. Nothing in this Agreement shall affect the separate identity of Physicians Care and Manager. Other than as provided in this Agreement or other written agreement, it is not the intention of the
parties hereto to create a partnership or agency relationship.   Nothing
contained in this Agreement is intended to cause either party to be the partner or agent of the other or as limiting in any manner the parties in the conduct of their respective businesses, ventures or activities.

         11.6 Entire Agreement, Amendment. This Agreement, including its Attachments and riders, contains all the terms and conditions agreed upon by the parties hereto, and constitutes the entire understanding of the parties. It supersedes all other agreements of the parties, oral or otherwise, regarding the subject matter. This Agreement may not be amended or modified in any material respect except by written instruction duly executed by the parties hereto.

         11.7 Notices. Any notice request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested as follows:

         If to Manager:

         MedServ of Connecticut, Inc.
         1520 Highland Avenue
         Cheshire, Connecticut 06410

         If to Physicians Care:

         Physicians Care For Connecticut, Inc.
         1520 Highland Avenue
         Cheshire, Connecticut 06410

or to such other address as addressee may have specified in a notice duly given to the sender in the manner provided herein, Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered or mailed.

         11.8 Heading. The headings contained herein are for convenience of reference only and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement.

         11.9 Waiver. The waiver by either party of any of the terms or provisions of this Agreement shall not be deemed to constitute a waiver of any of its other terms or provisions. No waiver of the provisions of this Agreement shall be deemed to constitute a continuing waiver thereof unless otherwise expressly provided herein.

        11.10 Execution in Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.

        11.11 Authority to Execute Agreement. The individual executing this Agreement on behalf of each party is duly empowered to execute the Agreement and bind said party to the terms hereof.

    IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                       MEDSERV OF CONNECTICUT,  INC.

                                       By:____________________________________

                                       Its:___________________________________

                                       Date:

                                       PHYSICIANS CARE FOR CONNECTICUT, INC.

                                       By:_____________________________________

                                       Its:_____________________________________

                                       Date:

                                     Exhibit 6.1

                        Insurance Policies For Physicians Care

    Type of Policy Limits                                       Policy Limits
    ---------------------                                       -------------

1.  Insolvency Insurance

2.  Directors and Officers Liability
      Insurance

3.  Property and Casualty Insurance

4.  Malpractice Insurance

                                    Exhibit 6.2

                            Insurance Policies For Manager

Type of Policy                                                   Policy Limits
--------------                                                   -------------
1.  Workers' Compensation Insurance

2.  Malpractice Insurance

3.  Property and Casualty Insurance

4.  Business Interruption Insurance
      (with Physicians Care listed as a named
      insured on such policy)